Exhibit 99.1

QUALSTAR CORPORATE UPDATE

SIMI VALLEY, CA. August 21, 2013. Qualstar Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, is continuing its aggressive cost cutting strategy and extensive operational realignment to restore Qualstar to profitability. As part of the new strategy, the position of VP of Marketing has been eliminated. Robert Covey, who held that role since it was created, and was an Officer of Qualstar, has left the company to pursue other interests.

Steven Bronson, Interim CEO stated: “we wish to thank Bob for the strong distributor relationships he has created over the years and wish him every success in his future endeavors”.

Qualstar’s fiscal year ended on June 30, 2013. It is the intention of management to file SEC Form 10-K for the fiscal year on September 30, 2013 and provide a comprehensive earnings release concurrently.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

Contact:

Philip Varley, CFO
Email Contact
805-583-7744 x 114